Exhibit 99.1

SMART BUILDING PIONEER BRIVO TO BECOME PUBLICLY TRADED COMPANY THROUGH MERGER

WITH CROWN PROPTECH ACQUISITIONS

The leader in cloud-based access control and smart building technology with end-to-end solutions delivered through SaaS and connected devices

Serves one of the largest, most diversified global customer bases with more than 44,500 enterprise,

commercial real estate and multifamily accounts and 23 million active users

Large and growing SaaS- and smart device-based total addressable market (TAM) for products and services currently in excess of $70 billion

Combined company to have an estimated enterprise value of $808 million, positioning it to further capitalize on the smart space market opportunity

Transaction to provide up to $304 million in cash proceeds, including a PIPE totaling $75 million led by

Golub Capital Credit Opportunities, with a strategic investment in the PIPE from Eagle Eye Networks

Proceeds will be used to unlock growth by expanding the sales and marketing team, increasing customer acquisition, SaaS service expansion and product development

Expects to generate $417 million in revenue and $290 million in annual recurring revenue in 2025,

representing 2021E to 2025E CAGRs of 55% and 70%, respectively

Investor call scheduled for November 10 at 8:00 a.m. ET

BETHESDA, MD. and NEW YORK (November 10, 2021) – Brivo, Inc., the global leader in cloud-based access control and smart building technologies, and Crown PropTech Acquisitions (NYSE: CPTK) (“Crown”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement that will result in Brivo becoming a publicly listed company. The transaction values the company at a pro forma enterprise value of $808 million. Upon closing, the combined company will operate as Brivo, and its Class A common stock is expected to be listed under the ticker symbol “BRVS.” This strategic business combination will enable Brivo to leverage Crown’s experience and relationships as an owner and operator of commercial real estate to accelerate market expansion.

Since its founding in 1999, Brivo has pioneered and defined the cloud-based access control category. Brivo’s leadership was instrumental in transforming the security industry, which at the time was dominated by on-premise client-server technology, and has achieved remarkable growth with the innovative cloud-based hardware and software solutions it began rolling out in 2002. Today, Brivo builds and sells Software-as-a-Service-based (SaaS) building access management services and innovative connected devices to enterprises and property owners through over 1,500 channel partners. These partners provide local sales, service and installation across all classes of commercial real estate including office, industrial, multifamily and retail properties. As it continues to scale, Brivo expects to benefit from the dramatic increase in smart space adoption driven by the PropTech boom, the growing customer preference for cloud-based services, the new normal in safety and health, and a shift in security integrator channel sentiment – which has swung from 20% to 75% in favor of the cloud over the last five years.

Brivo has become the single largest access control system in the world, serving a large, diversified global customer base of more than 44,500 customer accounts comprising over 300 million square feet of commercial property, 330,000 doors and 23 million credentialed Brivo users across 42 countries, all 50 states and Puerto Rico. Corporations and owners and operators of commercial real estate that use Brivo’s technology and services include Greystar, Whole Foods, NTT, DocuSign and Realogy. Brivo’s foundational platform for smart spaces includes access management, sensor monitoring, visual awareness, visitor and delivery management, and AI-driven data analytics, providing customers with all the core functionality required to operate, glean valuable insights, and optimize the performance of their buildings.

Brivo’s sustained double-digit annual growth has been driven by constant innovation coupled with a focused land and expand strategy that has successfully increased annual recurring revenue over time by scaling customer adoption of products and services. The company’s extensive channel partner ecosystem is a key differentiator that allows Brivo to achieve attractive unit economics that drive highly productive and profitable customer relationships, with a compelling lifetime value (LTV) to customer acquisition cost (CAC) ratio of 6.1x. The company has significant organic growth opportunities with strong visibility into future financial performance from its high-retention SaaS-based model.

“Brivo is unique not only in that we created the category-defining smart spaces platform, but that our products and services are foundational systems within our customers’ buildings, ensuring the safety and security of their tenants, residents and employees,” said Steve Van Till, Founder and CEO of Brivo. “We have more experience executing on a cloud-based access control model and successfully creating innovative smart devices than any other company in the world. This is demonstrated by our market position and channel penetration vs other cloud-based access control providers. We have a track record of innovation, a network of sales and service channel partners, and direct insights into the needs of customers across all classes of commercial real estate – including enterprise, which is a meaningful differentiator for Brivo. We are entering our next phase of growth as a public company supported by favorable secular tailwinds driving a smart spaces revolution, and Brivo is uniquely positioned to continue to capture the growing opportunity as we realize exceptional customer buy-in, continued expansion and high levels of retention.”

Dean Drako, Chairman of Brivo, added, “Brivo is the most sophisticated and mature cloud-based access control platform on the market and enjoys a highly compelling growth trajectory. This transaction will provide us with a significant source of capital to continue to fuel innovation and introduce high-quality products and services that protect lives and assets. Brivo is truly first and best in class, with a significant head start on others that have more recently entered this rapidly growing space. We look forward to continuing to set the industry standard and expand our position as the category leader.”

Richard Chera, Chairman and CEO of Crown PropTech Acquisitions, commented, “As an owner and operator of a sizable portfolio of commercial properties, we recognize the significant value Brivo brings to the ecosystem, and we believe there is a compelling opportunity to leverage our experience and relationships to further establish the company as the pre-eminent provider of cloud-based access control and smart building technology. Brivo has demonstrated its value through its strong subscription revenues, retention rates, network of channel partners, and successful land and expand strategy, creating a highly loyal customer base. We look forward to supporting Steve and the team as they advance their strategic priorities.”

Transaction Overview

Golub Capital Credit Opportunities has agreed to lead a $75 million convertible note PIPE in the combined company that will close concurrently with the business combination subject to satisfaction of related conditions. Eagle Eye Networks is also a strategic investor in the PIPE. There is approximately $276 million currently held in Crown’s trust account, subject to any redemptions by Crown shareholders. Existing Brivo shareholders will roll over 100 percent of their equity, retaining 69 percent ownership in the pro forma company. Assuming no redemptions, Crown shareholders will own approximately 31 percent of the combined company.

“We are excited to provide a highly structured and flexible financing solution to support Brivo, the market-leading provider of cloud-based access control solutions in the enterprise and commercial segments,” said Marko Soldo, Head of Golub Capital Credit Opportunities. “We think Brivo’s strong management team, coupled with Crown’s deep experience in real estate and the leadership of a proven serial technology entrepreneur like Dean Drako make for a world-class combination.”

The business combination will provide Brivo with up to $304 million of capital to advance its mission of delivering the highest quality products and services to protect its customers and to fuel growth via the expansion of sales and marketing, customer acquisition, SaaS service expansion and product development, with the actual amount of capital provided depending on the level of redemptions by Crown shareholders. The company has substantial runway within its current user base and a focused commercial strategy to drive market penetration and upselling. Brivo expects to generate $417 million in revenue and an annualized $290 million in annual recurring revenue in 2025, representing 2021E to 2025E CAGRs of 55% and 70%, respectively.

Brivo's proven management team – including Van Till, COO John Szczygiel, CFO Mike Voslow and CTO Jeff Nielsen – will continue to operate and manage the combined company following the transaction. Dean Drako, founding CEO of Barracuda Networks, will continue to serve as Brivo’s chairman of the board. The boards of directors of Brivo and Crown have unanimously approved the business combination. The transaction will require the approval of the stockholders of Crown, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the first half of 2022.

Imperial Capital is acting as financial advisor, and Latham & Watkins LLP is acting as legal advisor to Brivo.

RBC Capital Markets, LLC is acting as financial advisor and capital markets advisor to Crown, and as exclusive placement agent on the private placement. Davis Polk & Wardwell LLP is acting as legal advisor to Crown. Shearman & Sterling LLP is acting as legal advisor to RBC Capital Markets, LLC.

Simpson Thacher & Bartlett LLP is acting as legal advisor to Golub Capital Credit Opportunities.

Investor Conference Call Information

Brivo and Crown will host a joint investor conference call to discuss the proposed transaction on Wednesday, November 10, 2021 at 8:00 a.m. ET.

To listen to the prepared remarks via telephone dial 1-844-826-3035 (U.S.) or 1-412-317-5195 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 10162028 through Wednesday, November 24 at 11:59 p.m. ET.

A link to the webcast and an investor presentation detailing the transaction will be available at https://www.brivo.com/about/investor-relations/. It will also be filed with the SEC as an exhibit to a Current Report on Form 8-K, and available on the SEC website at www.sec.gov.

About Brivo

Brivo is the global leader in mobile, cloud-based access control for commercial real estate, large distributed enterprises, and multifamily residential. Our comprehensive product ecosystem and open API provide businesses with powerful digital tools to increase security automation, elevate employee and tenant experience, and improve the safety of all people and assets in the built environment. Having created the category over twenty years ago, our building access platform is now the digital foundation for the largest collection of customer facilities in the world, trusted by more than 23 million users occupying over 300 million square feet of secured space in 42 countries.

Our dedication to simply better security means providing the best technology and support to property owners, managers, and tenants as they look for more from buildings where they live, work, and play. Our comprehensive product suite includes access control, smart readers, touchless mobile credentials, visitor management, occupancy monitoring, health and safety features, and integrated video surveillance, smart locks, and intercoms. Valued for its simple installation, high-reliability backbone, and rich API partner network, Brivo also has the longest track record of cybersecurity audits and privacy protections in the industry.

Brivo is privately held and headquartered in Bethesda, Maryland. Learn more at www.Brivo.com.

About Crown PropTech Acquisitions

Crown PropTech Acquisitions (NYSE: CPTK) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities, with a focus on businesses that provide technological innovation to the broader real estate ecosystem. The management team is led by Richard Chera, the company’s Chief Executive Officer and director, who also serves as co-founder and Senior Managing Director of Crown Acquisitions Inc. and co-founder and Chief Executive Officer of ReWyre®; and Dr. Pius Sprenger, the company’s Chief Financial Officer and director, who was formerly an executive of Cantor Fitzgerald and Deutsche Bank. Rasheq Zarif serves as lead strategic advisor to the company. For more information, visit https://www.crownproptech.com/investor-relations.

This press release is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination (the “proposed business combination”) between Brivo, Inc. (“Brivo”) and Crown PropTech Acquisition Corp. (“Crown”) and related transactions and for no other purpose.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, expectations and timing related to commercial product launches, potential benefits of the proposed business combination and the potential success of Brivo's go-to-market strategy, and expectations related to the terms and timing of the proposed business combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Brivo’s and Crown’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Brivo and Crown. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of Crown or Brivo is not obtained; the lack of third party valuation in determining whether or not to pursue the proposed business combination; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to Brivo; the risk that the conditions to the financing for the proposed business combination may not be satisfied or waived; the effect of the announcement or pendency of the proposed business combination on Brivo’s business relationships, performance and business generally; risks that the proposed business combination disrupts current plans of Brivo and potential difficulties in Brivo employee retention as a result of the proposed business combination; the ability to implement business plans, forecasts and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; Brivo's ability to attract and retain customers; the combined company's ability to up-sell and cross-sell to customers, including the success of Brivo’s customers’ development programs, which will drive future revenues; the ability of the combined company to compete effectively and its ability to manage growth; the amount of redemption requests made by Crown’s public shareholders; the ability of Crown or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; the risk that the combined company’s securities will not be approved for listed on the New York Stock Exchange or if approved, maintain the listing; and those factors discussed in Crown’s final prospectus dated February 8, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, dated August 16, 2021, and, when available, the preliminary proxy statement/prospectus of Crown related to the proposed business combination, in each case, under the heading “Risk Factors,” and other documents of Crown filed, or to be filed, with the Securities and Exchange Commission (“SEC”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Crown nor Brivo presently know or that Crown and Brivo currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Crown’s and Brivo’s expectations, plans or forecasts of future events and views as of the date of this presentation. Crown and Brivo anticipate that subsequent events and developments will cause Crown’s and Brivo’s assessments to change. However, while Crown and Brivo may elect to update these forward-looking statements at some point in the future, Crown and Brivo specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Crown’s and Brivo’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information About the Proposed Business Combination and Where To Find It

The proposed business combination will be submitted to shareholders of Crown for their consideration. Crown intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to Crown’s shareholders in connection with Crown’s solicitation for proxies for the vote by Crown’s shareholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Brivo’s shareholders in connection with the completion of the proposed business combination. After the Registration Statement has been filed and declared effective, Crown will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed business combination. Crown's shareholders and other interested persons are advised to read, once available, the preliminary proxy statement / prospectus and any amendments thereto and, once available, the definitive proxy statement / prospectus, in connection with Crown's solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about Crown, Brivo and the proposed business combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Crown, without charge, at the SEC's website located at www.sec.gov or by directing a request to 667 Madison Avenue, 12th Floor, New York, NY 10065, attention: Nikki Sacks.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

Crown, Brivo and certain of their respective directors, executive officers and other members of management, employees and consultants may, under SEC rules, be deemed to be participants in the solicitations of proxies from Crown’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Crown’s shareholders in connection with the proposed business combination will be set forth in Crown’s proxy statement / prospectus when it is filed with the SEC. You can find more information about Crown’s directors and executive officers in Crown’s final prospectus dated February 8, 2021 and filed with the SEC on February 10, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement / prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement / prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Investor Contacts

Investors@brivo.com

Media Contact

Press@brivo.com